EXHIBIT 11

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LONE STAR INDUSTRIES, INC.
Computation of Earnings Per Common Share (Unaudited)
(In Thousands Except Per Share Amounts)


                                For the Three Months      For the Nine Months
                                 Ended September 30,      Ended September 30,
                                 1997           1996       1997        1996

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PER SHARE OF COMMON STOCK - PRIMARY

Net income                     $ 27,722   $ 25,346    $ 48,167    $ 39,333
  Net interest expense
   reduction (1)                    -          220         -           769
                               --------   --------    --------    --------
Net income applicable to
 common stock                  $ 27,722   $ 25,566    $ 48,167    $ 40,102
                               ========   ========    ========    ========

Weighted average shares
 outstanding during period       10,997     11,369      10,948      11,424
  Stock options and warrants (1)  2,624      2,340       2,394       2,364
                               --------   --------    --------    --------
Weighted average shares
 outstanding during period       13,621     13,709      13,342      13,788
                               ========   ========    ========    ========
Net income per common share    $   2.04   $   1.86    $   3.61     $  2.91
                               ========   ========    ========    ========

PER SHARE OF COMMON STOCK ASSUMING
  FULL DILUTION

Net income                   $ 27,722    $ 25,346     $ 48,167    $ 39,333
 Net interest expense
  reduction (1)                   -           198          -           611
                             ---------   ---------     --------    -------
Net income applicable to
 common stock                $ 27,722    $ 25,544      $ 48,167   $ 39,944
                             ========    ========      ========   ========

Weighted average shares
 outstanding during period    10,997      11,369        10,948      11,424
  Stock options and
    warrants (1)               2,710       2,340         2,746       2,364
                            --------     --------      --------   ---------
Fully diluted
 shares outstanding           13,707      13,709        13,694      13,788
                            ========     =======        =======    =======

Net income per common share
 assuming full dilution     $   2.02    $   1.86       $   3.52    $  2.90
                            ========    ========       ========    =======

(1)	Due to the fact that the Company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, primary and fully diluted earnings per share has been calculated in accordance with the modified treasury stock method.

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